ADMINISTRATIVE SERVICES AGREEMENT


     AGREEMENT dated this ___ day of ____________, 1999 by and between Universal Capital Investment Trust, a Massachusetts business trust (the "Fund"), and Dreher & Associates, Inc. ("Dreher"), an Illinois corporation.

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby appoints Dreher to provide information and administrative services for the benefit of the Fund and its shareholders. In this regard, Dreher shall appoint various broker-dealer firms and other service or administrative firms ("Firms") to provide related services and facilities for persons who are investors in the Fund ("investors"). The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund and its special features, assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Fund or Dreher may reasonably request. Firms may include affiliates of Dreher. Dreher may also provide some of the above services for the Fund directly.

     Dreher accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. Dreher shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Dreher, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, Dreher will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of investors in the Fund. Such Firms shall at all times be deemed to be independent contractors retained by Dreher and not the Fund. Dreher and not the Fund will be responsible for the payment of compensation to such Firms for such services.

     2. For the administrative services described in Section 1, the Fund will pay to Dreher at the end of each calendar month an administrative service fee computed at an annual rate of 0.10 of 1% of the average daily net assets of the Fund. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of Dreher to the Fund under this Agreement are not to be deemed exclusive, and Dreher shall be free to render similar services or other services to others.

     The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by Dreher under this Agreement.

     4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by Dreher on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of Dreher to receive payments on any unpaid balance of the compensation described in
Section 2 hereof earned prior to such termination. This Agreement may not be amended, modified or effected except by written instrument executed by all parties effected thereby.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. All parties hereto are expressly put on notice of the Fund's
Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund thereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

     8. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 7 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Illinois.

                      [SIGNATURES APPEAR ON THE NEXT PAGE]

     IN WITNESS WHEREOF, the Fund and Dreher have caused this Agreement to be executed as of the day and year first above written.

                               UNIVERSAL CAPITAL INVESTMENT TRUST


                               By:
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                                   Name:
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                                   Title:
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                               DREHER & ASSOCIATES, INC.


                               By:
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                                   Name:
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                                   Title:
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